Exhibit 10.7
October 20, 2004
Michael Herring
5132 N Silver Springs Rd.
Park City, UT 84098
Re:      Offer of Employment by Omniture, Inc.
Dear Mike:
I am very pleased to confirm our offer to you of employment with Omniture, Inc. (the “Company”). You will initially report to the Chief Executive Officer in the position of Chief Financial Officer.
The terms of our offer and the benefits currently provided by the Company are as follows:
1. Start Date and Location. If you accept these terms, your first day of employment will be November 1, 2004 or such other date as we mutually agree. You will report to the offices of the Company located in Orem, Utah; provided that your duties will include reasonable travel, including but not limited to travel to offices of the Company, its subsidiaries and affiliates and current and prospective customers as is reasonably necessary and appropriate to the performance of your duties.
2. Starting Salary. Your starting salary will be $190,000 per year, payable semi-monthly in accordance with the Company’s standard payroll policies and procedures and will be subject to annual review.
3. Bonus. You will be eligible to earn up to a $50,000 bonus (“Maximum Bonus”) at the end of calendar 2005, as determined by the Company’s CEO or Board of Directors. You and the Company will agree upon performance criteria for the 2005 calendar year. The timing of the payment of the bonus, to the extent earned, will be Q1 2006. You will also earn a one-time $10,000 signing bonus.
4. Expenses. Company will reimburse you for all reasonable and necessary expenses incurred by you in connection with the Company’s business, provided that such expenses are deductible to the Company, are in accordance with the Company’s applicable policy and are properly documented and accounted for in accordance with the requirements of the Internal Revenue Service.
5. Options. We will recommend to the Board of Directors of the Company that you be granted the opportunity to purchase a certain number of shares of Common Stock of the Company under our 1999 Equity Incentive Plan (the “Plan”) at the fair market value of the Company’s Common Stock, as determined by the Board of Directors on the date the Board approves such grant (“Option”). The number of shares that we will recommend to the Board of Directors that you be granted the opportunity to purchase will be up to 0.85% of the outstanding shares, warrants, and options that have been granted. The shares you will be given the opportunity to purchase will vest 100% in one cliff at four years of employment, subject to the terms of the Plan. The grant of the Option by the

Company is subject to the Board’s approval, and this promise to recommend such approval is not a promise of compensation and is not intended to create any obligation on the part of the Company. Further details on the Plan and any specific option grant to you will be provided upon approval of such grant by the Company’s Board of Directors. The Option may be exercised immediately subject to the Company’s right to repurchase unvested shares on termination as described in the Plan.
5.1 Option Protection and Acceleration.
If, upon a Change in Control, the successor or acquiring corporation does not assume the Option, or if your employment is terminated without Cause (as defined in the Plan) in connection with or within one (1) year following the closing of the Change in Control, then immediately prior to the closing of the Change in Control or upon such termination, conditioned upon the closing of the Change in Control, or your termination, respectively, the vesting of unvested shares under the Option will accelerate 100%.
6. Benefits. In addition, you will be eligible to participate in regular health insurance, bonus and other employee benefit plans established by the Company for its employees from time to time. A brief summary of the benefits currently offered is attached to this letter as Exhibit B. Except as provided below, the Company reserves the right to change or otherwise modify, in its sole discretion, the preceding terms of employment, as well as any of the terms set forth herein at any time in the future.
7. Confidentiality. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company’s standard “Employee Invention Assignment and Confidentiality Agreement” in the form of Exhibit C as a condition of your employment. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. You represent that your signing of this offer letter, agreement(s) concerning stock options granted to you, if any, under the Plan (as defined below) and the Company’s Employee Invention Assignment and Confidentiality Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.
8. Exclusivity of Services. During the term of your employment, you will not perform services for any other entity if such service would be in direct conflict with the Company’s business interests. You will apply your skill and experience to the performance of your duties and advancing the Company’s interests in accordance with your experience and skills.

9. Compliance with Policies and Practices. You will comply with and be bound by the Company’s operating policies, procedures, and practices from time to time in effect during your employment.
10. At Will Employment. While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Any modification or change in your at will employment status may only occur by way of a written employment agreement signed by you and the Chief Executive Officer of the Company.
11. Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.
12. Non-Competition.
     (a) During the term of your employment and for the two (2)-year period following termination of your employment for any reason, you will not, directly or indirectly, individually or as an employee, partner, officer, director or shareholder or in any other capacity whatsoever of or for any person, firm, partnership, company or corporation other than Company or its subsidiaries:
          (i) Own, manage, operate, sell, control or participate in the ownership, management, operation, sales or control of or be connected in any manner with any business engaged, in the geographical areas referred to in Section 12(b) below, in the design, research, development, marketing, sale, or licensing of Internet or network analytic products or services or other products that are substantially similar to or competitive with the business of the Company; or
          (ii) Recruit, attempt to hire, solicit, or assist others in recruiting or hiring, in or with respect to the geographical areas referred to in Section 12(b) below, any person who is an employee of the Company or any of its subsidiaries or induce or attempt to induce any such employee to terminate his employment with the Company or any of its subsidiaries.
     (b) The geographical areas in which the restrictions provided for in this Section 12 apply include all cities, counties and states of the United States, and all other countries in which the Company (or any of its subsidiaries) has engaged in licensing or sales or otherwise conducted business or selling or licensing efforts at any time during the two (2) years prior to the date of this letter or during the term of your employment. You acknowledge that the scope and period of restrictions and the geographical area to which the restrictions imposed in this Section 12 applies are fair and reasonable and are reasonably required for the protection of the Company and that this letter accurately describes the business to which the restrictions are intended to apply.

     (c) It is the intent of the parties that the provisions of this Section 12 will be enforced to the fullest extent permissible under applicable law. If any particular provision or portion of this Section is adjudicated to be invalid or unenforceable, this letter will be deemed amended to revise that provision or portion to the minimum extent necessary to render it enforceable. Such amendment will apply only with respect to the operation of this paragraph in the particular jurisdiction in which such adjudication was made.
     (d) You acknowledge that any breach of the covenants of this Section 12 will result in immediate and irreparable injury to the Company and, accordingly, you consent to the application of injunctive relief and such other equitable remedies for the benefit of the Company as may be appropriate in the event such a breach occurs or is threatened. The foregoing remedies will be in addition to all other legal remedies to which the Company may be entitled hereunder, including, without limitation, monetary damages.
13. Acceptance. This offer will remain open until October 20, 2004. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call me.
Once again, we look forward to having you join the Omniture team. Certainly, our success is attributable to our team members and we feel confident that you will help us continue in our growth and tradition of excellence. If you have any questions, please contact me.
Very truly yours,

/s/	Joshua G. James

Joshua G. James
CEO
Please sign and email a scanned copy or fax back to my personal fax at (801) 722-7002 indicating your acceptance of this offer.
I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/	Mike Herring	Date signed:	/s/ 10/21/04

Mike Herring